AGREEMENT

Agreement dated as of this 24th day of March, 2003 among IBI Armored Services, Inc. ("IBI"); A-Mark Precious Metals, Inc. ("A-Mark"); and Brown Brothers Harriman & CO. (BBH&Co.") as Agent for itself and certain other banks (collectively, the "Banks") that have financing arrangements with A-Mark.

1.BBH&Co. maintains certain accounts (the "BBH&Co. Accounts") for the storage of precious metal, coins and bullion (the "Metal") at facilities owned by Brink's, Incorporated or Johnson Matthey, Inc. (each such facility identified on Schedule A hereto a "Facility" and collectively, the "Facilities"). Such BBH&Co. Accounts are under the control of, and the Metal therein is in the possession of, BBH&Co. as security for all obligations of A-Mark to the Banks. From time to time at the request of A-Mark BBH&Co. will direct a Facility to release all Metal to IBI from the BBH&Co. Account at such Facility for the purpose of transporting such Metal to a BBH&Co. Account at another Facility. Accordingly, the parties wish to set forth their respective rights and obligations with respect to such transportation of Metal.

2.IBI shall from time to time perform services as requested by A-Mark, consisting of moving shipments of Metal from the BBH&Co. account at a Facility to the BBH&Co. Account at another Facility, at such times as may be mutually agreed upon by A-Mark and IBI, and IBI shall store, guard and transport shipments and deliver the shipments in the same condition as when originally received by IBI. Unless otherwise mutually agreed by IBI and A-Mark on a case by case basis, service shall be performed by IBI during regular business hours. Neither special route service nor service on Sundays or holidays observed by IBI' local office(s) performing the service shall be performed under this contract unless otherwise stipulated in the contract, or unless mutually agreed to on a case to case basis by IBI and A-Mark. The meaning of the word "daily", when and if used in the schedule of service, shall be understood to be exclusive of Saturdays, Sundays and holidays. In the event of inclement weather or some other irregularity, performance shall be as mutually agreed upon by A-Mark and IBI.

3.(a) IBI's agrees to be liable for any loss of or damage to any shipment up to and including the maximum of U.S. $25,000,000 (twenty-five million dollars). IBI' liability shall commence when any shipment has been received into IBI' possession from the relevant Facility and shall terminate when same has been delivered to and accepted by the relevant Facility, such time period referred to as the "Custody Period". A signed receipt shall be deemed prima facie evidence of the Custody Period. IBI shall send to BBH&Co. via telecopier a copy of any receipt generated in connection with a shipment immediately upon receiving such signed receipt. It is specifically understood and agreed that IBI' maximum liability for any loss of any shipment is up to (but not exceeding) the aforesaid liability not withstanding anything to the contrary contained in any invoice, receipt or other document delivered by IBI relating to any shipment transported under this contract.

(b)It is understood and agreed that in performing the services provided for herein, IBI shall have no responsibility to ascertain the contents of any shipment received }' by IBI hereunder, and assumes no liability for any shortage claimed within any distinctively and securely sealed shipment, in furtherance thereof, in case any shipment is delivered to IBI not distinctively and securely sealed, IBI shall in no event be liable for any shortage claimed within any such shipment if, and only if, upon acceptance of the shipment,. IBI notifies A-Mark that IBI will not accept liability for the contents and notes in writing on the delivery ticket or invoice or other documents travelling with the shipment, the date, time and name of the person notified, and that the shipment is not properly sealed.

(c)A "distinctively and security sealed shipment" is one hereby the container(s) used to hold the property to have transported has been closed and fastened with a device having a distinguishing mark that can be clearly seen and recognized as the special mark of the entity that closed and fastened such container. Said device is attached to the container(s) so that the property is enclosed and firmly fixed therein and said device cannot be removed and reapplied to the container(s) without leaving visible external evidence of tampering with the container(s).

(d)One "shipment" as used herein, shall be deemed to mean any item or items received by IBI at the same time from a BBH&Co. Account at a Facility which is or are to be delivered to a BBH&Co. Account at another Facility. An "item" shall mean any pallet, container or receptacle of any kind used to hold the property to be transported or, where bars of bullion or precious metal are being transported un-packaged, as is common market practice an "item" shall mean a single bar. A-Mark shall pay IBI for its services at rates agreed upon by the parties from time to time, and IBI acknowledges that it shall have no right of compensation from BBH&Co. for acting hereunder.

4.IBI will immediately (and not more than 24 hours) notify A-Mark and BBH&Co. of any loss of or damage to a shipment or any part thereof during the Custody Period.

5.(a) A-Mark agrees to declare to IBI the value of each shipment handled by IBI hereunder in such amounts as A-Mark deems appropriate in its sole discretion. It is further agreed that A-Mark will not, to the best of its knowledge, conceal or misrepresent any material fact or circumstance concerning the nature, quality, or form of the property contained in any shipment released to IBI. In the event of loss 'or damage to any metal under this contract, A-Mark shall give written notice to IBI as soon as reasonably practical.

(b)A-Mark agrees to maintain a record of all Metal placed in any shipment and to promptly and diligently assist IBI to establish the identity of any Metal lost, mutilated or damaged in any shipment. In furtherance thereof, A-Mark agrees to take such steps as may be reasonably necessary to assure the maximum amount of salvage at a minimum cost. However, in no event shall IBI' liability exceed the maximum amount stated in Section 3 of this contract, inclusive of any other property contained in such shipment. Affirmative written proof of the property lost or destroyed, subscribed and sworn to by A-Mark and substantiated by the books, records and accounts of A-Mark, shall be furnished to IBI.

(c)It is agreed by IBI and A-Mark that the value of any shipment or any part thereof for the purposes of establishing liability of IBI shall be determined by (i) the first London Market fixing price of such Metal on the day following the day on which the loss was discovered by IBI, A-Mark or BBH&Co., as the case may be, multiplied by the applicable weight and (ii) any premium value which, as a reasonable industry practice, would also be included in determining such value.

(d)It is understood and agreed by the parties that BBH&Co. shall have no responsibilities with respect to preparing any Metal for shipment, declaring the value of any Metal to IBI, or maintaining records of any such shipment of Metal, such responsibilities, being solely those of A-Mark to the extent provided herein.

6.IBI shall obtain and maintain, at all times during the terms of this contract, insurance in such amount and against such risks as shall adequately cover the maximum liability of IBI set forth in Section 3 hereof, and shall deliver to BBH&Co. a Certificate of Insurance designating BBH&Co. as a "loss payee".

7.IBI shall cause to be delivered to BBH&Co. within thirty (30) days of the execution of this Agreement or any renewal thereof, a Certificate of Insurance issued by an insurer acceptable to BBH&Co., evidencing the insurance required by this contract. Such Certificate of Insurance shall also provide that the insurer will not terminate or materially modify the insurance policy within thirty (30) days prior written notice to BBH&Co.

8.IBI agrees that on shipments undertaken hereunder and any discussions or information concerning shipments, proposed or actual, and any information relating to A Mark's or BBH&Co.'s business which it may gain in performing services hereunder shall be considered confidential and a trade secret of A-Mark or BBH&Co. and will not be disclosed to any third party.

9.IBI will assume all liability, including, without limitation, liability arising out of any act or omission of any employee, agent, or affiliate of IBI or of any person or persons acting in the capacity of an employee, agent or affiliate of IBI for loss or damage, from any cause whatsoever, except as set forth in Paragraph 10, any Metal to the maximum liability assumed by IBI in Section 3 hereof.

10.IBI shall not be liable for non-performance or delays caused by authority of the laws of the United States of America, acts of God or damage or loss caused by nuclear reaction or nuclear radiation or radioactive contamination as a result of war or an act of war by a foreign power; but IBI agrees to be liable for the safety of the shipment in its possession at any time up to the amount stated in Section 3 hereof.

11.This contract shall be effective from the date above first written, and shall remain in full force and effect for one year from such date and shall renew automatically thereafter for one year terms unless terminated by any party giving the other parties written notice of such intention to terminate at least thirty (30) days prior to any anniversary date.

12.IBI shall not use A-Mark's or BBH&Co.'s name as a reference in any promotional materials or in any advertising without first obtaining, as the case may be, A Mark's or BBH&Co.'s written permission.

13.This Agreement may be modified or amended only in writing, signed by each of the parties hereto:

(a)The failure of any party to insist upon strict adherence to any term of this contract on one or more occasions will not be considered a waiver or deprive the party of the right thereafter to insist upon strict adherence or that term or any other term of this contract.

(b)The illegality or invalidity of any paragraph, clause, or provision contained in this contract shall not affect or invalidate the remainder of the contract.

14.For the services provided in this contract and on any rider made a part hereof, A-Mark agrees to pay IBI, upon the presentation of periodic invoices, the charges set forth in a separate rate schedule(s) made a part hereof and incorporated herein by reference. The charges specified on IBI' invoices, letters or other writings not explicitly agreed upon in this Agreement for services to be performed by IBI shall be agreed upon by A-Mark and IBI prior to IBI providing services, and such charges shall be made an integral part of the rate schedule, provided that A-Mark may, by written notice to IBI within 20 days of invoice date, reflect any invoice charges not previously agreed upon by A-Mark and IBI

15.All notices, demands, consents, requests objections and other communications hereunder (collectively, "Notices") shall be in writing and either transmitted by telecopy, sent by overnight or other courier or mailed by registered or certified mail, postage prepaid:

(a)if to IBI, to:

IBI Security Services Inc.	IBI Armored Services, Inc.
191 Post Road West	814 Silvia Street, Bldg. 800B
Westport, Connecticut 06880	Ewing Township, NJ 08628

ATTN: Matthew W Lill	ATTN: John Elder

Fax number: (203)221-1642	Fax number: (609)883-0343

(b)if to A-Mark, to:

A-Mark Precious Metals, Inc.
100 Wilshire Blvd., Third Floor
Santa Monica, CA 90401

ATTN: Thor Gjerdrum

Fax number: (310)319-0279

(c)if to BBH&Co.

Brown Brothers Harriman & Co.
59 Wall Street

New York, NY 10005

ATTN: Senior Credit Officer

Fax number: (212)493-8998

or to such other telecopy number or address as may hereafter be designated in a Notice given by any party for such purpose. Any such Notice that is so transmitted by telecopy or sent by courier shall be deemed given and effective upon receipt by the addressee (and, if transmitted by telecopy, shall be confirmed by sending an exact copy of such Notice by mail as provided I this section 15); and any such Notice that is so duly mailed shall be deemed given and effective at 10:00 a.m., local time at the location of the addressee, on the earlier or receipt or the fifth day after deposit of such Notice in the United States mail.

16.Neither this agreement nor any right or obligation hereunder shall be assignable by IBI or A-Mark, without the prior written consent of BBH&Co. BBH&Co. may assign its rights and obligations hereunder. This Agreement shall insure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns as applicable.

17.This Agreement and the other documents and agreements referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings between the parties with respect to such subject matter. "Hereof," herein," "hereunder" and similar terms shall be deemed references to this Agreement as a whole and not to any particular provision or part ofthis Agreement.

18.This Agreement may be executed in counterparts, each of which when so executed and delivered shall be a valid and binding original, but all of which together shall constitute but one and the same instrument.

19.This Agreement shall be governed by and construed and enforced, and all claims and disputes arising hereunder shall be resolved, in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

A-Mark Precious Metals, Inc.	IBI Armored Services, Inc.

By: Thor Gjerdrum	By: John Elder

Signature	Signature

Chief Financial Officer	Senior Vice President
Title	Title

3/24/03	4/4/2003
Date	Date

Per pro Brown Brothers Harriman & Co.

By: Kathryn C. George

Senior Credit Officer

4/4/03
Date

Via Facsimile
(619)263-6819

April 18, 2013

Mr. Eric Hollman
Brink's Inc.
4520 Federal Boulevard
San Diego, CA 92102

Dear Eric:

From time to time you have, and will continue to have, on deposit on your premises (your "Depository") located at 4520 Federal Boulevard, San Diego, California, 92102, gold, silver, and other precious metals owned and delivered to you by A-Mark Precious Metals, Inc. ("A-Mark"). This will serve as notice to you that all such gold, silver and other precious metals are subject to a security interest granted to Brown Brothers Harriman & Co. (the "Agent") in its capacity as agent for itself and Natexis Banques Populaires, RZB Finance LLC, and Fortis Capital Corporation (hereinafter referred to as "Lenders") as defined in the Amended and Restated Collateral Agency Agreement dated November 30, 1999 as amended from time to time (the "Collateral Agency Agreement") by and among A-Mark and the Lenders. References to Lenders should be deemed to include any other lenders that become party to the Collateral Agency Agreement from time to time.

Until notified to the contrary by the Agent, you may dispose of such gold, silver and other precious metals in accordance with instructions given to you by A-Mark. However, upon receipt of instructions from the Agent, you are hereby authorized and directed to dispose of any such gold, silver and other precious metals, only in accordance with the instructions of the Agent.

You acknowledge that upon notification by the Agent, precious metals stored at your Depository may only be removed from the Depository at the written direction of the Agent (which may be transmitted via telefax or tested Telex from the Agent.) In the event that the Depository receives conflicting instructions from the Agent and A-Mark, the Depository will follow the Agent's directions. A-Mark agrees to hold the Depository harmless from any and all liability arising from the Agent's control of the deposited metals.

Sincerely,	per pro Brown Brothers Harriman & Co., as Agent

Thor Gjerdrum	Richard J. Ragoza
Chief Financial Officer	Senior Credit Officer

Agreed to and Accepted by Brink's Inc.:

Name: Eric Hallman
Title: Branch Manager

Via Facsimille
(509)536-4426

April 18, 2003

Mr. Tom Duffey
Loomis Fargo & Company
805 East 2nd Street
Spokane, WA 99202

Dear Tom:

From time to time you have, and will continue to have, on deposit on your premises (your "Depository") located at 805 East 2nd Street, Spokane, Washington, 99202, gold, silver, and other precious metals owned and delivered to you by A-Mark Precious Metals, Inc. ("A-Mark"). This will serve as notice to you that all such gold, silver and other precious metals are subject to a security interest granted to Brown Brothers Harriman & Co. (the "Agent") in its capacity as agent for itself and Narexis Banques Populaires, RZB Finance LLC, and Fortis Capital Corporation (hereinafter referred to as "Lenders") as defined in the Amended and Restated Collater Agency Agreement dated November 30, 1999 as amended from time to time (the "Collateral Agency Agreement") by and among A-Mark and the Lenders. References to Lenders should be deemed to include any other lenders that become party to the Collateral Agency Agreement from time to time.

Until notified to the contrary by the Agent, you may dispose of such gold, silver and other precious metals in accordance with instructions given to you by A-Mark. However, upon receipt of instrctions from the Agent, you are hereby authorized and directed to dispose of any such gold, silver and other precious metals, only in accordance with the instructions of the Agent.

You acknowledge that upon notification by the Agent, precious metals stored at your Depository may only be rmoved from the Depository at the written direction of the Agent (which may be transmitted via telefax or tested Telex from the Agent.) In the even that the Depository receives conflicting instructions from the Agentt and A-Mark, the Depository will forllow the Agent's directions. A-Mark agrees to hold the Depository harmless from any and all liability arising from the Agent's control of the deposited metals.

Sincerely,	per pro Brown Brothers Harriman & Co., as Agent

Thor Gjerdrum	Richard J. Ragoza
Chief Financial Officer	Senior Credit Officer

Agreed to and Accepted by Brink's Inc.:

Name: Tom Duffet
Oporations Manager

August 6, 2003

Mr. Jack Gardener, Branch Manager
Brinks, Inc.
1070 West Parkway Avenue
Salt Lake City, UT 84119

Dear Jack:

From time to time you have, and will continue to have, on deposit on your premises (your "Depository") located at 1070 West Parkway Avenue, Salt Lake City, UT 84119, gold, silver, and other precious metals owned and delivered to you by A-Mark Precious Metals, Inc. ("A-Mark"). This will serve as notice to you that all such gold, silver and other precious metals are subject to a security interest granted to Brown Brothers Harriman & Co. (the "Agent") in its capacity as agent for itself and Natexis Banques Populaires, RZB Finance LLC, and Fortis Capital Corporation (hereinafter referred to as "Lenders") as defined in the Amended and Restated Collateral Agency Agreement dated November 30, 1999 as amended from time to time (the "Collateral Agency Agreement") by and among A-Mark and the Lenders. References to Lenders should be deemed to include any other lenders that become party to the Collateral Agency Agreement from time to time.

Until notified to the contrary by the Agent, you may dispose of such gold, silver and other precious metals in accordance with instructions given to you by A-Mark. However, upon receipt of instructions from the Agent, you are hereby authorized and directed to dispose of any such gold, silver and other precious metals, only in accordance with the instructions of the Agent.

You acknowledge that upon notification by the Agent, precious metals stored at your Depository may only be removed from the Depository at the written direction of the Agent (which may be transmitted via telefax or tested Telex from the Agent.) In the event that the Depository receives conflicting instructions from the Agent and A-Mark, the Depository will follow the Agent's directions. A-Mark agrees to hold the Depository harmless from any and all liability arising from the Agent's control of the deposited metals.

Sincerely,	per pro Brown Brothers Harriman & Co., as Agent

Thor Gjerdrum	Kathryn George
Chief Financial Officer	Senior Credit Officer

Agreed to and Accepted by Brink's Inc.:

Name: Jack W Gardner
Branch Manager